CALIFORNIA RESOURCES CORPORATION
Retention Bonus Agreement
May 19, 2020
<<Employee Name>>
Re:    Retention Bonus
Dear <<Employee Name>>:
In light of your importance to the continued success of California Resources Corporation (the “Company”) and to provide you with an incentive to remain with the Company during the coming year, the Company will provide you with a cash retention bonus of $<<Bonus Amount>> (your “Retention Bonus”), less applicable withholdings and deductions, on May 21, 2020 (the “Payment Date”), subject to the terms and conditions of this Retention Bonus Agreement (this “Agreement”).
1.Repayment on Early Termination. If you terminate your employment with the Company without Good Reason or the Company terminates your employment for Cause (each as defined in the Company’s Executive Severance Plan or any successor thereto) before the earliest of (i) the first anniversary of the Payment Date, (ii) the completion of a successful restructuring of the Company (as determined in the sole discretion of the Company’s board of directors), or (iii) the effective date of a Change in Control of the Company (as defined in the Company’s Long-Term Incentive Plan) (the earliest of (i), (ii) and (iii), the “Retention Date”), then you must repay the after-tax value of your Retention Bonus to the Company within 10 days following your termination of employment. This is a full recourse obligation to you, meaning that you are personally liable for any repayment obligation under this Agreement.
2.    No Repayment Upon Certain Terminations. For the avoidance of doubt, you will not be required to repay your Retention Bonus if (i) your employment terminates after the Retention Date for any reason, (ii), in the event of your death or termination due to your disability, or (iii) your employment is terminated by the Company without Cause or by you for Good Reason; provided that, in each case, you (or, in the event of your termination due to death, your estate) executes and does not revoke a release of claims in a form reasonably satisfactory to the Company within 60 days after such termination.
3.    No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.
4.    Settlement of Claims. In the event that you are required to repay the Retention Bonus pursuant to Section 1, the Company may offset any amounts owed by the Company or its affiliates to you against the amount that you are required to repay.
5.    Benefits Bearing. The Retention Bonus will be taken into account as a regular annual bonus for purposes of computing the amount of compensation used to determine any retirement or other benefit under any Company benefit plan or arrangement.

6.    No Assignments; Successors. This Agreement is personal to you and you may not assign or delegate any right or obligation under it. This Agreement will inure to the benefit of any successor to the Company.
7.    Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws.
8.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
9.    Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.